UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 10, 2014 (March 4, 2014)

American Realty Capital – Retail Centers of America, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

333-169355	27-3279039
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, 15th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

(212) 415-6500
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 4, 2014, the due diligence period expired relating to the potential acquisition by American Realty Capital – Retail Centers of America, Inc. (the “Company”) of The Streets of West Chester lifestyle center, located in West Chester Township, Ohio (the “Property”). The Property includes 37.9 acres of excess land, of which 16 acres are useable for future development. Such due diligence review and the respective deposit were conditions to the closing of the acquisition, pursuant to the purchase and sale agreement, dated as of January 28, 2014, which included other customary conditions to closing. The purchase and sale agreement contains customary representations and warranties by the Sellers (as defined below). The Sellers of the Property are Streets of West Chester-Phase II, LLC and RREEF America REIT II Corp. CCC (collectively, the “Sellers”). The Sellers do not have a material relationship with the Company and the acquisition will not be an affiliated transaction.  Although the Company believes that the acquisition of the Property is probable, there can be no assurance that the acquisition will be consummated.

The Property contains approximately 167,155 rentable square feet and is 94% leased to 13 tenants. Two tenants, a wholly-owned subsidiary of AMC Entertainment Holdings, Inc. (NYSE: AMC) (“AMC”), which is rated by major credit rating agencies, and Barnes & Noble, Inc. (NYSE: BKS) (“Barnes & Noble”), represent approximately 65% of the annualized rental income of the Property.

The lease to AMC contains approximately 82,000 rentable square feet. The lease commenced in June 2003, has a 15-year term and expires in January 2019.  The lease contains no additional rental escalations. The lease contains five renewal options of five years each.  The lease is net whereby the tenant is required to pay its pro rata share of operating expenses, in addition to base rent, subject to certain conditions.  The annualized rental income for the initial lease term is approximately $1.7 million.

The lease to Barnes & Noble contains approximately 25,000 rentable square feet. The lease commenced in October 2004, has a 12-year term and expires in January 2016.  The lease contains no rental escalations during the original lease term. The lease contains two renewal options of five years each.  The lease is gross whereby the landlord is responsible for maintaining the roof and structure of the building and all operating expenses, subject to certain conditions.  The annualized rental income for the initial lease term is approximately $0.3 million.

The aggregate contract purchase price of the Property and the 37.9 acres of excess land is approximately $40.5 million, exclusive of closing costs. The Company intends to fund the purchase price with proceeds from the Company’s ongoing initial public offering. The Company may seek to obtain financing on the Property post-closing. However, there is no assurance that the Company will be able to secure financing on terms that it deems favorable or at all.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

Date: March 10, 2014	By:	/s/ Nicholas S. Schorsch
		Name:	Nicholas S. Schorsch
		Title:	Chief Executive Officer and Chairman of the Board of Directors